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                                                                  EXHIBIT 11


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


                                                THE BEAR STEARNS COMPANIES INC.

                                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                          Fiscal Year           Fiscal Year               Fiscal Year
                                                             Ended                 Ended                     Ended
                                                         June 30, 1995         June 30, 1994             June 30, 1993
                                                         -------------         -------------             -------------
                                                                     (In thousands, except per share data)
Weighted average common
  and common equivalent
  shares outstanding (1):

    Common Stock                                           118,233                124,333                   125,869

Common Stock equivalents:

Common Stock issuable assuming
 conversion of CAP Units                                    15,078                  9,068                     5,116

Common stock issuable under
 benefits plans                                                708                  1,053                     1,103
                                                          --------               --------                  --------

Total weighted average common and
 common equivalent shares outstanding                      134,019                134,454                   132,088
                                                          ========               ========                  ========

Net income                                               $ 240,611              $ 386,965                 $ 362,447

Adjustable Rate Cumulative Preferred
 Stock dividend requirements                               (25,137)               (24,373)                   (6,751)

Income adjustment, net of tax,
  applicable to conversion of CAP Units                     12,153                  7,274                     3,687
                                                          --------               --------                  --------
Adjusted net income                                      $ 227,627              $ 369,866                 $ 359,383
                                                          ========               ========                  ========

Earnings per share                                       $    1.70              $    2.75                 $    2.72
                                                          ========               ========                  ========


(1) Adjusted to reflect stock dividends.

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